Exhibit 99.1

Emerald Holding, Inc. Acknowledges Receipt of Inquiries into a Potential Acquisition of the Company; Board Commences Evaluation of Potential Strategic Options

Reaffirms Full Year 2025 Guidance of $460–$465 Million in Revenue and $122.5–$127.5 Million in Adjusted EBITDA

NEW YORK, NY. (December 16, 2025) – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”) announced that it has begun a review of potential strategic options following inquiries regarding a possible acquisition of the Company. Goldman Sachs & Co. LLC is acting as lead financial advisor to the Company in connection therewith.

Emerald’s Board of Directors, in accordance with their fiduciary duties, is reviewing these options.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “Emerald’s disciplined execution and resilient business model continue to reinforce our position as a scaled, insights-driven B2B events platform built for durable, long-term growth. This is reflected in our reaffirmed full-year guidance and solid pacing into 2026, showing sustained customer confidence across our portfolio.”

“The inquiries we’ve received from multiple parties underscore the market’s recognition of the value we’ve created and the essential role live events play in driving connection, innovation, and commerce across the industries we serve. Our Board is taking a thoughtful, proactive approach to evaluating these as part of its responsibility to maximize shareholder value. As we do so, we remain focused on our strategy, our mission, and delivering exceptional experiences for our employees, customers, and partners.”

There is no assurance that any transaction will occur as a result of this review of options, and Emerald’s Board of Directors does not expect to provide updates regarding this review until an agreement is reached, or the review is otherwise completed.

In connection with this announcement, Emerald is reaffirming its Full Year 2025 guidance of $460—$465 million in Revenue and $122.5–$127.5 million in Adjusted EBITDA.

About Emerald:

Emerald Holding, Inc. (NYSE: EEX) is the largest U.S.-based B2B event organizer, empowering businesses year-round by expanding meaningful connections, developing influential content, and delivering powerful commerce-driven solutions. As the owner and operator of a curated portfolio of B2B events spanning trade shows, conferences, B2C showcases and a scaled hosted buyer platform, Emerald also delivers dynamic solutions across leading industries through its robust content and e-commerce marketplace. Emerald is a trusted partner for its thousands of customers, predominantly small and medium-sized businesses, playing a pivotal role in driving ongoing commerce through streamlined buying, selling, and networking opportunities. Powered by an experienced team, Emerald is fostering impactful engagement and delivering unparalleled market access with a commitment to driving business growth 365 days a year.

Non-GAAP Financial Measures

This press release includes Emerald’s current expectations for full-year 2025 Adjusted EBITDA, which is a non-GAAP financial measure. The components of non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”); however, non-GAAP financial measures are in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that the use of non-GAAP financial measures enhances the reader’s understanding of Emerald’s past financial performance and our prospects for the future. Emerald’s presentation of Adjusted EBITDA may be different from similarly titled non-GAAP measures used by other companies.

Emerald uses Adjusted EBITDA because the Company believes it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess Emerald’s financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income (loss) as a measure of financial performance or to cash flows from operations as a liquidity measure.

Emerald defines Adjusted EBITDA as net income (loss) before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of the Company’s core operations. It is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and certain other special items that may occur in 2025 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2025 projected Adjusted EBITDA to projected net income (loss) without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements regarding Emerald and its subsidiaries. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding any transaction that the Company may pursue as well as Emerald’s guidance with respect to estimated revenues, Adjusted EBITDA and financial pacing for 2026. These statements are based on management’s current expectations as well as estimates and assumptions prepared by management as of the date hereof, and although they are believed to be reasonable, they are inherently uncertain and not guaranteed. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise. Past results are not indicative of future performance.

Contact:

Emerald Holding, Inc

Erica Bartsch

EVP, Strategy & Communications

Erica.Bartsch@Emeraldx.com